As filed with the Securities and Exchange Commission on August 3, 2022

Registration No. 333-252823

Registration No. 333-251284

Registration No. 333-224193

Registration No. 333-215024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-252823

Form S-3 Registration Statement No. 333-251284

Form S-3 Registration Statement No. 333-224193

Form S-3 Registration Statement No. 333-215024

UNDER

THE SECURITIES ACT OF 1933

PRO FARM GROUP, INC.

(Formerly known as Marrone Bio Innovations, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5137161 (I.R.S. Employer Identification No.)

7780-420 Brier Creek Parkway

Raleigh, North Carolina 27617

(530) 750-2800

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Federico Trucco

Chief Executive Officer

7780-420 Brier Creek Parkway

Raleigh, North Carolina 27617

(530) 750-2800

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Matthew S. Poulter, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 903-9000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Pro Farm Group, Inc. (formerly known as Marrone Bio Innovations, Inc.), a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), and are being filed to withdraw and remove from registration the securities of the Registrant that had been registered but not sold or otherwise not issued under the Registration Statements:

1.	Registration Statement on Form S-3 (File No. 333-252823), as amended, originally filed with the SEC on February 8, 2021, registering an indeterminate amount of the Registrant’s common stock, par value $0.00001 per share, the Registrant’s preferred stock, par value $0.00001 per share, debt securities, warrants, and rights to purchase such securities, either individually or in units, at a proposed maximum aggregate offering price of $90,000,000;

2.	Registration Statement on Form S-3 (File No. 333-251284), originally filed with the SEC on December 11, 2020, registering 29,881,855 shares of the Registrant’s common stock, par value $0.00001 per share, at a proposed maximum offering price per share of $1.24;

3.	Registration Statement on Form S-3 (File No. 333-224193), as amended, originally filed with the SEC on April 6, 2018, registering 119,007,618 shares of the Registrant’s common stock, par value $0.00001 per share, at a proposed maximum offering price per share of $1.99; and

4.	Registration Statement on Form S-3 (File No. 333-215024), as amended, originally filed with the SEC on December 9, 2016, registering an indeterminate amount of the Registrant’s common stock, par value $0.00001 per share, the Registrant’s preferred stock, par value $0.00001 per share, debt securities, warrants, and rights to purchase such securities, either individually or in units, at a proposed maximum aggregate offering price of $50,000,000.

On July 13, 2022, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 16, 2022 (the “Merger Agreement”), by and among the Registrant, Bioceres Crop Solutions Corp. (“Parent”), and BCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 3, 2022.

PRO FARM GROUP, INC. (Formerly known as Marrone Bio Innovations. Inc.)

By:	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.